Exhibit 15.1

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
USA

We have been furnished with a copy of the response to Form 6-K for the event that occurred on December 27, 2011, to be filed by our former client, Origin Agritech Limited. We agree with the statements made in response to the Form 6-K insofar as they relate to our Firm.

BDO Limited
Hong Kong

December 27, 2011